Warsaw, IN . . . September 17, 2004 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD FIRST QUARTER RESULTS

Biomet, Inc. today reported record sales and earnings results for its first quarter ended August 31, 2004.  Net sales increased 18% to $438,160,000, while operating income decreased 9% to $107,232,000 and increased 19%, as adjusted, to $140,254,000.  Net income decreased 9% to $69,488,000 and increased 19%, as adjusted, to $91,023,000, while diluted earnings per share decreased 10% to $.27 and increased 20%, as adjusted, to $.36 per share.  The Company's reported results reflect the acquisition of Merck KGaA's interest in the Biomet Merck joint venture on March 19, 2004, as well as the acquisition of Interpore International, Inc. on June 18, 2004.  Adjusted results, which are non-GAAP measures, exclude acquisition costs, including inventory step-up and write off of in-process research and development.  A reconciliation to comparable GAAP measures is included in this press release.

Dane A. Miller, Ph.D., Biomet's President and Chief Executive Officer stated, "We are pleased with Biomet's first quarter operating results which were led by strong growth in the Company's reconstructive, spinal hardware and orthobiologic product lines.  Continued market acceptance of   recently introduced products and minimally-invasive knee and hip instruments propelled the growth of the Company's reconstructive product lines during the first quarter.  In the important domestic market for reconstructive devices, Biomet's reconstructive products increased 23% during the first quarter.  Worldwide total hip, knee, extremity and dental reconstructive sales grew 13%, 23%, 17% and 25%, respectively, during the recently completed quarter.  Additionally, sales of the Company's spinal hardware and orthobiologic spinal products increased 132% worldwide during the first quarter as Biomet continues to broaden its line of spinal products and technologies through the recent acquisition of Interpore International, Inc."

Excluding the impact of foreign currency, which increased first quarter sales by $7 million, net sales increased 16% during the first quarter of fiscal year 2005.  United States and international sales, excluding the effects of foreign currency, increased 18% and 14%, respectively, during the first quarter.  Additionally, excluding the impact of the acquisition of Interpore International, Inc., United States and international sales increased 13% and 12%, respectively.

Reconstructive device sales increased 21% worldwide to $282,482,000 during the first quarter of fiscal year 2005.  On a constant currency basis, worldwide reconstructive device sales increased 18%.  Knee sales increased 23% worldwide during the first quarter and 27% in the United States.  Knee sales increased 21% worldwide, constant currency.  Biomet's industry-leading knee sales growth continues to be driven by new product introductions in addition to the Company's broad line of total knee systems and minimally-invasive, unicondylar knee systems.  Additionally, Biomet's microplasty minimally-invasive total knee instruments continue to receive excellent market acceptance.

During the first quarter, hip sales increased 13% worldwide and 11% in the United States.      Excluding the impact of foreign currency, hip sales increased 11% worldwide.  Biomet's M2a 38 metal-on-metal system and the Company's broad line of porous coated stems and revision systems continue to lead hip sales growth.  Revision hip sales in the United States increased 17% during the recently completed quarter.

Extremity sales increased 17% worldwide during the first quarter of fiscal year 2005 and 18% in the United States.  On a constant currency basis, extremity sales increased 14% worldwide.  Sales of dental reconstructive implants increased 25% worldwide and 24% in the United States during the first quarter.  Worldwide dental reconstructive implant sales increased 23%, constant currency.  Sales of bone cements and accessories increased 29% worldwide during the first quarter and 71% in the United States.  Excluding the effect of foreign currency, sales of bone cements and accessories increased 25% worldwide.

Fixation sales increased 1% to $62,713,000 during the first quarter of fiscal year 2005 and were flat worldwide, constant currency.  Lorenz Surgical's craniomaxillofacial fixation sales increased 8% worldwide and 3% in the United States during the first quarter.  Worldwide craniomaxillofacial fixation sales increased 7%, constant currency.  Sales of electrical stimulation products decreased 1% worldwide and 2% in the United States during the first quarter.  External fixation sales decreased 2% worldwide during the first quarter and decreased 5% in the United States.  Excluding the impact of foreign currency, external fixation sales decreased 2% worldwide.  Internal fixation sales decreased 3% worldwide and decreased 10% in the United States during the first quarter.  On a constant currency basis, worldwide internal fixation sales decreased 6% during the first quarter.

Spinal product sales increased 39% to $52,909,000 and increased 37% in the United States during the first quarter of fiscal year 2005.  Spinal sales increased 39% worldwide, constant currency.  Domestic sales of spinal implants and orthobiological products for the spine increased 132%, while domestic spinal stimulation sales decreased 1% during the first quarter.

Sales of Biomet's "other products" increased 9% to $40,056,000 and increased 6% in the United States during the first quarter of fiscal year 2005.  On a constant currency basis, "other products" sales increased 8% worldwide.  Arthroscopy sales increased 4% worldwide during the quarter and increased 7% in the United States.  On a constant currency basis, arthroscopy sales increased 3% during the first quarter of fiscal year 2005.  Softgoods and bracing sales were flat worldwide and on a constant currency basis during the quarter, and increased 1% in the United States.

Dr. Miller concluded, "Biomet finished the quarter with strong, momentum in the key reconstructive and spinal product categories.  Consequently, we remain comfortable with the range of analysts' sales and earnings estimates of $433 million to $467 million and $.37 to $.39 per share for the second quarter of fiscal year 2005.

Biomet, Inc and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC. - - QUARTERLY RESULTS

FOR THE QUARTERS ENDED AUGUST 31

(in thousands, except per share data)

	2004
Adjustments*

As Adjusted*
				2003

Net Sales	$ 438,160	$ -	$ 438,160	$ 370,319
Cost of Sales	125,972	(7,002) (a)	118,970	105,618
Gross Profit	312,188	7,002	319,190	264,701

S, G, & A	160,460		160,460	132,397
R & D	44,496	(26,020)(b)	18,476	14,748
Operating Income	107,232	33,022	140,254	117,556

Other Income (Expense), Net	(728)	-	(728)	3,021
Income Before Taxes And Minority Interest	106,504	33,022	139,526	120,577

Income Taxes	37,016	11,487(c)	48,503	41,979
Income Before Minority Interest	69,488	21,535	91,023	78,598

Minority Interest	-	-	-	2,120
Net Income	$ 69,488	$ 21,535	$ 91,023	$ 76,478

Earnings per Share
Basic	.27	.09	.36	.30
Diluted	.27	.09	.36	.30

Basic Shares Outstanding	253,856		253,856	256,847
Diluted Shares Outstanding	255,950		255,950	258,282

U.S. sales	$ 296,304			$ 252,095
Foreign sales	141,856			118,224

Reconstructive sales	$ 282,482			$ 233,439
Fixation sales	62,713			62,133
Spinal products	52,909			37,967
Other product sales	40,056			36,780

(a)   Current period impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.

(b)   In-process research and development written off as of the closing date related to the acquisition of Interpore International, Inc.

(c)   Tax effect of item a and b above.

*We have included these adjusted measures to provide management and investors with a better understanding of our results, because expenses related to these acquisitions in the current quarter and the remainder of fiscal year 2005 are not indicative of our future operating results.

Consolidated Balance Sheets	August 31, 2004	May 31, 2004
Assets
Cash and Investments	$ 158,618	$ 235,612
Accounts and notes receivable, net	449,436	465,949
Inventories	424,997	389,391
Other current assets	116,055	91,256
Fixed Assets, net	283,573	268,826
Goodwill	453,179	266,860
Other Assets	108,042	69,803
Total Assets	$1,993,900	$1,787,697

Liabilities and Stockholders' Equity
Current Liabilities	$ 537,995	$ 313,402
Other Liabilities	38,188	26,085
Stockholders' Equity	1,417,717	1,448,210
Total Liabilities and Stockholders' Equity	$1,993,900	$1,787,697

The above balance sheet includes the preliminary purchase price allocation in connection with the Interpore acquisition.  The Company believes that changes, if any, when the purchase price allocation is finalized, will not be material.

* * *